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Exhibit 4.2

NAVIGATION TECHNOLOGIES CORPORATION

STOCK OPTION AGREEMENT

I. NOTICE OF STOCK OPTION GRANT

  Judson Green
  9200 Point Cypress Drive
  Orlando, Florida 32836

        You have been granted an option ("Option") to purchase Common Stock of the Company, subject to the terms and conditions of this Stock Option Agreement ("Option Agreement" or "Agreement"), as follows:

Date of Grant	5/15/2002
Vesting Commencement Date	5/15/2002
Exercise Price per Share	USD $0.10
Total Number of Shares Granted	35,000,000
Total Exercise Price	USD $3,500,000.00
Term/Expiration Date:	5/15/2012

Vesting Schedule:

        This Option may be exercised, in whole or in part, in accordance with the following schedule:

        3/4th of the Shares subject to the Option shall vest on the Date of Grant set forth above and 1/4th of the Shares subject to the Option shall vest on May 1, 2003; all subject to your Continuous Status as an Employee on such Dates.

Acceleration Of Vesting Upon Termination Without Cause Or For A NavTech Breach and/or for Good Cause

        If you are terminated for reasons other than discharge for Cause (as defined in your Employment Agreement with NavTech dated as of April 17, 2000 and the First Amendment thereto dated August 15, 2001 (collectively "Employment Agreement")) or if you terminate your employment as a result of a NavTech Breach (as defined in your Employment Agreement) and/or for Good Cause (as defined in your Employment Agreement), that portion of your Option which has not yet vested as of the date of such termination will immediately vest and become exercisable as of the date of such termination.

Acceleration Of Vesting Upon A Change Of Control Of The Company

        In the event of a Change of Control of the Company (as defined in your Employment Agreement), subject to your Continuous Status as an Employee until such Change of Control, that portion of your Option which has not yet vested as of the date of such event will immediately vest and become exercisable simultaneously with the consummation of the Change of Control.

Acceleration Of Vesting Upon An Initial Public Offering

        Further, in the event NavTech completes an initial sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of the Company's common stock having an aggregate offering value of at least $25 million ("IPO"), subject to your Continuous Status as an Employee until such IPO, that portion of your Option which has not yet vested as of the date of such IPO will immediately vest simultaneously with the completion of the IPO. However, that portion of your Option which immediately vests upon the completion of such IPO will not become exercisable until such portion would have been exercisable had such IPO not occurred.

Termination Period:

        Except as otherwise provided herein, this Option, to the extent vested, may be exercised for the full period of the Term (i.e., until the Expiration Date set forth on Page 1 of this Stock Option Agreement) after any termination of your employment or consulting relationship. In the event that prior to a Change of Control you have voluntarily terminated your employment other than as a result of a NavTech Breach and/or for Good Cause, this Option shall be exercisable for sixty (60) days after termination of your Continuous Status as an Employee. In the event of your death, this Option may be exercised for a period of eighteen (18) months after your death, or in the event you have a Disability, this Option may be exercised for a period of twelve (12) months after your disability. In no event may this Option be exercised later than the Term/Expiration Date as provided above.

        If, during the term of your Employment Agreement, you voluntarily terminate your employment for reasons other than a NavTech Breach and/or for Good Cause or Change of Control (as each term is defined in your Employment Agreement) on a date other than an anniversary of your Vesting Commencement Date, then for each month remaining before the next anniversary of your Vesting Commencement Date: (i) 1/48 of the Shares subject to the vested but unexercised portion of your Option shall revert to the Company; or (ii) if no such shares are available, the Company may rescind the exercised portion of your Option as to 1/48 of the Shares issued to you upon returning to you (a) the exercise price for such Shares plus the value of any tax deduction available to NavTech with respect to such Shares or, (b) if you have sold any such Shares, recover from you the net proceeds from the sale of such Shares less (i) such exercise price and plus (ii) the value of any tax deduction available to NavTech with respect to such Shares and interest on such difference at an annual rate of the then prime rate on commercial loans plus one percent (1%) from the date of the sale of such Shares to the date such difference is paid by you to the Company.

II. DEFINITIONS

        As used herein, the following definitions shall apply:

        (a)  "Applicable Laws" means the legal requirements relating to the administration of stock option plans and the issuance of Shares thereunder pursuant to U. S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

        (b)  "Board" means the Board of Directors of the Company.

        (c)  "Code" means the Internal Revenue Code of 1986, as amended.

        (d)  "Common Stock" means the Common Stock of the Company.

        (e)  "Company" means Navigation Technologies Corporation, a Delaware corporation.

        (f)    "Continuous Status as an Employee" means that the employment or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company.

        (g)  "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

        (h)  "Employee" means being employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        (i)    "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

          (a)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

          (b)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

          (c)  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

        (j)    "Notice of Grant" means the written notice above evidencing certain terms and conditions of the Option granted herein. The Notice of Grant is part of this Option Agreement.

        (k)  "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (l)    "Share" means a share of Common Stock.

        (m)  "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

III. AGREEMENT

        1.    Grant of Option.    NavTech hereby grants to Green ("Optionee") an option (the "Option") to purchase the number of Shares, as set forth in the Notice of Grant in Part I above, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of this Agreement. This Option is not intended to qualify as an Incentive Stock Option under section 422 of the Code.

        2.    Exercise of Option.

          (a)    Right to Exercise.    This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of this Option Agreement. In the event of Optionee's death, Disability or other termination of Optionee's employment, the exercisability of the Option is governed by the applicable provisions of the Notice of Grant and this Option Agreement.

          (b)    Method of Exercise.    This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

        No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

        3.    Method of Payment.    Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

          (a)  cash; or

          (b)  check; or

          (c)  delivery of a properly executed notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

          (d)  surrender of other Shares which have been owned by the Optionee for more than six (6) months on the date of surrender, and have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

        4.    Non-Transferability of Option.    This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or by transfer to Optionees spouse and descendants (whether natural or adopted) and any entity in which you, your spouse and/or descendants collectively own a 100% direct or indirect beneficial interest ("Permitted Transferees"), provided that such Permitted Transferees have agreed in writing to be bound by the provisions of this Agreement, and may be exercised during the lifetime of Optionee only by the Optionee or Permitted Transferees. The terms of this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of both the Optionee and the Permitted Transferees.

        5.    Term of Option.    This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Option Agreement.

        6.    Lock-Up Period.    Optionee hereby agrees that in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "Securities Act"), Optionee shall not sell or otherwise transfer any of the Shares during the 180-day period (or such longer or shorter period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "Market Standoff Period") following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

        7.    Restrictions on Exercise.    This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law. Optionee represents that when he exercises his Option, he will be purchasing Option Shares for his own account and not on behalf of others. Optionee understands and acknowledges that federal and state securities laws govern and restrict his right to offer, sell or otherwise dispose of Shares issued upon exercise of this Option unless unless such offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. Optionee agrees that he will not offer, sell or otherwise dispose of any Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law, or (iii) violate any agreement between yourself and the Company, including this letter. Optionee further understands that the certificates for any Shares purchased will bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

        8.    Withholding of Taxes.    The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Shares issued pursuant to this Agreement, and the Company may defer such issuance unless indemnified by you to its satisfaction.

        9.    Adjustments.    In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board will, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of Shares covered by your Option and the Exercise Price specified herein as may be reasonably determined by the Board to be appropriate and equitable. The issuance by the Company of shares of stock of any class, or options or securities exercisable or convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or upon the exercise of rights or warrants to subscribe therefor, or upon exercise or conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to this Option.

        10.    Entire Agreement; Governing Law.    The Notice of Grant and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by Delaware law, except for that body of law pertaining to conflict of laws. Each party hereby irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Chicago, Illinois with respect to any actions which may arise in connection with this Agreement and are not required by Section 11 below to be arbitrated.

        11.    Arbitration.    Except as provided in this Section 11, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        Within fifteen (15) days after the commencement of arbitration, NavTech and Green shall each select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators so selected are unable or fail to agree upon the third arbitrator, or if either party fails to appoint an arbitrator, such arbitrator or arbitrators shall be selected by the American Arbitration Association.

        Each of the parties to this Agreement acknowledges that a breach of this Agreement may cause the other party irreparable harm which may not be adequately compensated by money damages. Therefore, in the event of a breach or threatened breach by a party, injunctive or other equitable relief will be available to the other party, and any arbitrator acting pursuant to this Agreement shall have the authority to provide such injunctive or other equitable relief.

        The arbitrators shall have the authority to award such remedies or relief that a court of the State of Delaware could order or grant in an action governed by Delaware law, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration proceedings shall be conducted in Chicago, Illinois.

        Notwithstanding the foregoing, any party may bring and pursue an action in any Federal or State court located in Chicago, Illinois seeking provisional relief, including a temporary restraining order or preliminary injunction, pending an arbitration proceeding. Any provisional relief obtained shall be discontinued once the arbitrators have assumed jurisdiction and ordered such discontinuance.

        13.    NO GUARANTEE OF EMPLOYMENT.    OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS

CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

OPTIONEE HAS READ AND UNDERSTANDS SECTION 11, WHICH DISCUSSES ARBITRATION. OPTIONEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, OPTIONEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF OPTIONEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS RELATIONSHIP.

By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms of this Option Agreement. Optionee has reviewed this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of this Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	NAVIGATION TECHNOLOGIES CORPORATION
/s/ JUDSON C. GREEN Signature	/s/ JUDSON C. GREEN By
Judson C. Green Print Name	President and CEO Title
9200 Point Cypress Dr. Residence Address
Orlando, FL 32836 City, State, Zip
USA Country

CONSENT OF SPOUSE

        The undersigned spouse of Optionee has read and hereby approves the terms and conditions of this Option Agreement. In consideration of the Company's granting his or her spouse the right to purchase Shares as set forth in this Option Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of this Option Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned's spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under this Option Agreement.

/s/ JOYCE GREEN Spouse of Optionee

EXHIBIT A

NAVIGATION TECHNOLOGIES CORPORATION

EXERCISE NOTICE

Navigation Technologies Corporation
Merchandise Mart Plaza—Suite 900
Chicago, IL 60654

Attention: Stock Plan Administrator

        1.    Exercise of Option.    Effective as of today,                             , the undersigned ("Optionee") hereby elects to purchase                     shares (the "Shares") of the Common Stock of Navigation Technologies Corporation (the "Company") under and pursuant to the Stock Option Agreement dated                             (the "Option Agreement"). The purchase price for the Shares shall be $                  , as required by the Option Agreement.

        2.    Delivery of Payment.    Optionee herewith delivers to the Company the full purchase price for the Shares.

        3.    Representations of Optionee.    Optionee acknowledges that Optionee has received, read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.

        4.    Rights as Shareholder.    Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option.

        5.    Tax Consultation.    Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

        6.    Entire Agreement; Governing Law.    The Option Agreement is incorporated herein by reference. This Agreement and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and such agreement is governed by the laws of Delaware except for that body of laws pertaining to conflict of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Submitted by:	Accepted by:
OPTIONEE:	NAVIGATION TECHNOLOGIES CORPORATION
Signature	By
Print Name	Title
Address	Date Accepted
City, State, Zip
Country

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NAVIGATION TECHNOLOGIES CORPORATION STOCK OPTION AGREEMENT